Exhibit 2.4

SHARE ASSIGNEMENT

This share assignment agreement (the“ Agreement”) was made as of October 3, 2021 between Sewang Co., Ltd. (“Assignor”) and Hanryu Bank Co., Ltd. (“Assignee”), as follow:

1. PURPOSE

The agreement is intended to establish the rights and obligations between the Assignor and the Assignee in relation to the transfer of stocks issued by Marine Island Co.,Ltd.

2. ASSIGNMENT

The Assignee acquired shares from the assignor as of October 3, 2021, which refers to the conditions as hereinbelow:

2.1 The issuer : Marine Islands Co., Ltd.

2.2 Numbre of Common Stocks : 20,000 shares

2.3 Purchase price : 10,000,000 KRW

3. CONSIDERATION

The buyer agrees to pay 10 million won (~~W~~10,000,000) in cash on the date of signing this contract.

However, the payment shall be replaced with the payment paid in accordance with the other contract for transfer of bonds, stocks and management rights between the Assignor and the Assignee which was made on July 7, 2021.

4. ISSUANCE OF STOCK

Upon the receipt of the full payment of the sale price from Assignee, the Assignor agrees to cooperate with the procedures necessary for the transfer, such as the issuance of stock certificates or the transfer of the right to request the issuance of stock certificates.

5. TAXES

Taxes and utility bills related to the conclusion and implementation of this contract shall be liable to the parties to whom the law belongs.

6. DISPUTE

Any dispute, controversy or claim arising out of or relating to this Agreement, both parties shall endeavor to resolve the dispute by mutual amicable agreement in good faith and good faith. The Dispute shalll be settled by arbitration in South Korea by the Seoul Central District Court.

7. DISCLOUSRE

The Assignor and Assignee shall not disclose the fact of the conclusion of this contract and the contents of the contract to a third party unless the disclosure is required by the relevant laws and regulations.

8. OTHERS

Matters not specified in this contract shall be consulted between the parties.

In order to make an agreement as described above and to prove the above facts, two copies of this contract are prepared and each copy is kept by Assignor and Assignee.

October 3, 2021

Assignor

Company Name : Sewang Co., Ltd.

Registration Number : 104-81 99648

Address : 602, Yeoungdong-daero,Gangnam-gu, Seoul, South Korea

The president : Jung Shin Gong

Assignee

Company Name : Hanryu Bank Co., Ltd.

Registration Number : 763-86-01220

Address : 397, Seocho-daero, Seocho-gu, Seoul, South Korea

The president : Mun Joong Kang